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                  EXHIBIT 23--CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-11323) pertaining to the United Insurance Companies, Inc. Employee Stock Ownership Plan of UICI, in the Registration Statement (Form S-3 No. 333- 02043) of United Insurance Companies, Inc. and in the related Prospectus, and in the Registration Statement (Form S-8 No. 333-14320) pertaining to the United Insurance Companies, Inc. Employee Stock Ownership Plan of UICI of our report dated March 14, 1997, with respect to the consolidated financial statements and schedules of UICI included in the Annual Report (Form 10-K) for the year ended December 31, 1996.


Dallas, Texas                                       ERNST & YOUNG LLP
March 24, 1997